Exhibit 10.3

LOAN AGREEMENT

between

Duke Energy Field Services, LLC

and

Duke Capital LLC

$766,700,000 Revolving Line of Credit

February 25, 2005

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), dated as of February 25, 2005, is made and entered into by and between

Duke Energy Field Services, LLC, (the “Lender”), a Delaware company; and

Duke Capital LLC, (the “Borrower”), a Delaware company.

Recitals

A. The Borrower has requested that the Lender extend a $766,700,000 (USD seven hundred sixty-six million, seven hundred thousand) revolving line of credit to the Borrower, to be advanced by the Lender pursuant to the terms and conditions hereof.

B. The Lender is willing to extend the line of credit described above upon the terms and subject to the conditions set forth in this Loan Agreement.

C. The Lender has also extended a $333,300,000 (USD three hundred thirty three million, three hundred thousand) revolving line of credit to Conoco Phillips Company dated February 25,2005 (the “ConocoPhillips Loan Agreement”).

Agreement

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lender to make the loans described herein, the parties hereto hereby agree as follows:

ARTICLE I

REVOLVING LINE OF CREDIT

Section 1.1 Revolving Line of Credit. The Lender hereby establishes, on the terms and conditions of this Agreement and in reliance upon the representations and warranties made hereunder, a revolving line of credit (the “Revolving Line of Credit”) in favor of the Borrower in the aggregate principal amount of up to seven hundred sixty-six million, seven hundred thousand United States Dollars (USD 766,700,000). The Lender agrees to make and remake one or more loans (the “Revolving Loans”) to the Borrower under the Revolving Line of Credit, from time to time on any business day during the period from the date hereof through the termination of this Agreement. The Borrower may borrow, repay and reborrow Revolving Loans under the Revolving Line of Credit, provided that the aggregate principal amount of Revolving Loans outstanding at any one time under the Revolving Line of Credit may not exceed the limit provided above. The Revolving Loans shall be evidenced by a note (the “Revolving Credit Note” ) in the form of Exhibit A attached hereto.

Section 1.2 Term. The initial term of the Revolving Line of Credit shall be for 364 days from the date hereof, unless this Agreement is terminated in accordance with Section 1.4 hereof, provided that at the end of the first 364-day period, and for each 364-day period thereafter, this Agreement will renew automatically for an additional 364-day period unless either the Borrower or the Lender terminates this Agreement by giving written notice of such termination no later than 30 days prior to the termination of the then current 364-day period.

Section 1.3 Interest.

(a) The Revolving Loans shall bear, and the Borrower shall pay, interest at the 90 day LIBOR rate as quoted by the British Bankers Association. The rate will be set on the first day of the initial borrowing and shall reset each calendar quarter using the LIBOR rate quoted on Bloomberg (page BBAM) from two business days prior to the interest period. (A business day will be defined as any day US banks are open). Interest will be calculated based on the actual number of days in the period based on a 360 day year. Advances occurring mid-quarter will be added to the existing principal and charged the 90 day rate set at the beginning of the quarter for the number of days outstanding.

(b) Interest on the outstanding principal balance of the Revolving Loans shall be due and payable (i) quarterly on the fifth business day of each successive calendar quarter, in arrears, until the entire principal amount of the Revolving Loans plus accrued and outstanding interest thereon is paid in full and (ii) on each date when all or any amount of the unpaid principal balance of the Revolving Loans shall be due (whether at maturity, by acceleration or otherwise), but only to the extent accrued.

(c) The Borrower may choose to delay interest payment with consent of the Lender. Unpaid interest will accrue interest from the first day of the succeeding quarter until it is paid.

Section 1.4 Repayment. The Borrower shall repay the Revolving Loans:

(a) In full or in part, as the Lender elects, within thirty days of the date on which the Lender makes demand for payment of the Revolving Loans. The Lender’s demand for payment may be made at any time and in the Lender’s sole discretion. Provided, however, if the Lender makes demand for payment under this Agreement, the Lender must also demand payment pro-rata under the ConocoPhillips Loan Agreement.

(b) In full, upon the occurrence of an Event of Default (as hereinafter defined) and notice of the same by the Lender to the Borrower.

(c) In full, upon termination of this Agreement.

(d) In part or in full, at any other time as the Borrower may choose to repay all or a portion of the Revolving Credit Note.

Prepayments will be applied first to unpaid interest and then to principal. The Revolving Line of Credit shall terminate automatically if the Lender provides notice for the repayment in full of the Revolving Loans pursuant to paragraphs (a) or (b) of this Section 1.4.

ARTICLE II

ADDITIONAL PROVISIONS APPLICABLE TO THE REVOLVING LINE OF CREDIT

Section 2.1 Disbursement of Loan Proceeds. The Borrower shall provide a written request to the Lender for a Revolving Loan on or before the date such Revolving Loan is to be made to the Borrower. Such notice shall specify the date on which the Revolving Loan shall be made, the amount of the Revolving Loan and the Borrower’s account into which the proceeds from the Revolving Loan shall be deposited. All Revolving Loans made by the Lender to the Borrower pursuant to this Agreement and all repayments of the principal thereof shall be recorded at the Lender’s accounting records, but failure to make any such records shall not affect Borrower’s obligations in respect to such Revolving Loans. Lender’s accounting records shall be conclusive and shall be binding absent manifest error.

Section 2.2 Default Rate. Notwithstanding any other provision of this Agreement to the contrary, upon and during the continuance of any Event of Default under this Agreement, at the option of the Lender without any required notice to the Borrower, the outstanding principal amount of the Revolving Loans, and to the full extent permitted by law, all interest accrued on the Revolving Loans, shall bear interest at the interest rate that is in effect at such time plus 2% per annum. Such default interest shall be payable on demand.

Section 2.3 Payment. All payments (including prepayments) by the Borrower on account of principal and interest on the Revolving Loans shall be made in immediately available funds to the Lender’s account 910-2771343 at JP Morgan, New York, ABA: 021000021 or to another account as instructed by the Lender.

Section 2.4 Taxes. All payments of principal, interest and fees and all other amounts to be made by the Borrower pursuant to this Agreement with respect to the Revolving Loans or fees relating thereto shall be paid without deduction for, and free from, any tax, imposts, levies, duties, deductions, or withholdings of any nature now or at any time hereafter imposed on or measured by any governmental authority or by any taxing authority thereof, or therein, excluding (i) taxes imposed on or measured by the Lender’s net income and (ii) franchise taxes imposed on the Lender by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as follows:

Section 3.1 Corporate Organization and Power. The Borrower (a) is a company duly organized, validly existing and in good standing under the laws of Delaware; (b) is duly qualified or licensed to do business and is in good standing in every other jurisdiction where the nature of its business or its properties makes such qualification or licensing necessary (except where the failure to be so qualified or licensed would not have a material adverse effect); (c) has the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted, and (d) has all governmental licenses, permits, franchises, certificates, inspections, authorizations, consents and approvals required to carry on its business as it is now being conducted (except where the failure to have such governmental authorization would not have a material adverse effect).

Section 3.2 Corporate Authority: No Conflict with Other Instruments or Law. The execution, delivery and performance of this Agreement and the Revolving Credit Note and the consummation of the transactions contemplated hereby and thereby (a) are within the corporate power and authority of the Borrower, (b) have been duly authorized by all necessary corporate action on the part of the Borrower, (c) do not and will not conflict with, contravene or violate any provision of, or result in a breach of or default under, or require the waiver (not already obtained) of any provision of or the consent (not already given) of any person under the terms of the Borrower’s articles of incorporation or bylaws, or any indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which the Borrower is a party or by which it is bound or to which any of its properties are subject, (d) will not violate, conflict with, give rise to any liability under, or constitute a default under any applicable law, regulation, order (including, without limitation, all applicable state and federal securities laws) or any other requirement of any court, tribunal, arbitrator, or governmental authority, and (e) will not result in the creation, imposition, or acceleration of any indebtedness or tax or any lien of any nature upon, or with respect to, the Borrower or any of its properties.

Section 3.3 Due Execution and Delivery. This Agreement and the Revolving Credit Note have been duly executed and delivered by the Borrower.

Section 3.4 Enforceability. This Agreement and the Revolving Credit Note constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, statutes or rules of general application affecting the enforcement of creditor’s rights or general principles of equity.

ARTICLE IV

EVENTS OF DEFAULT

If any one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) the Borrower shall fail to pay any interest on the Loans within 30 days of the date when due or the Borrower shall fail to pay any principal of the Loans when due; or

(b) any representation and warranty made by the Borrower herein or in any document or instrument delivered pursuant hereto shall prove to be incorrect or misleading in any material respect on the date when made or deemed to be made, and not corrected by Borrower within 10 days after Borrower becomes aware, or reasonably should have become aware, of such incorrect or misleading representation or warranty; or

(c) the Borrower shall fail to pay or otherwise default on any term, covenant or agreement contained herein (other than those specified in clauses (a) or (b) above) for 30 days after written notice thereof has been given to such Borrower by the Lender; or

(d) the Borrower or any of its Subsidiaries shall (i) fail to pay any indebtedness (other than under this Agreement) with an aggregate principal amount in excess of $200,000,000 when due or to pay interest thereon and, with respect to interest, such failure shall continue for more than any applicable grace period, or (ii) fail to observe or perform any other term, covenant or agreement contained in any agreement, instrument, agreements, or instruments (other than this Agreement) by which it is bound evidencing, securing or relating to indebtedness in an aggregate principal amount in excess of $200,000,000, if the effect thereof is to permit (or, with the giving of notice or lapse of time or both, would permit) the holder or holders thereof or of any obligations issued thereunder or a trustee or trustees acting on behalf of such holder or holders to cause acceleration of the maturity thereof or of any such obligations; or

(e) the Borrower or any of its Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(f) an involuntary case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any of its Subsidiaries under the federal bankruptcy laws as now or hereafter in effect; or

(g) one or more judgments involving a liability of $200,000,000 or more against the Borrower or any of its Subsidiaries, or attachments against the Property of either remain unpaid, unstayed on appeal, not being appealed in good faith, undischarged, unbonded or undismissed for a period of 30 days;

then, and in every such event, (1) in the case of any of the Events of Default specified in paragraphs (e) or (f) above, the Commitment shall thereupon automatically be terminated and the principal of and accrued interest on the Loans shall automatically become due and payable without presentment, demand, protest or other notice or formality of any kind, all of which are hereby expressly waived and (2) in the case of any other Event of Default specified above, the Lender may, by notice in writing to the Borrower, terminate the Commitment and declare the Loans and all other sums payable under this Agreement to be, and the same shall thereupon forthwith become, due and payable.

ARTICLE V

MISCELLANEOUS

Section 5.1 Notices. All demands, notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be deemed to have been given when the writing is delivered, if given or delivered by hand, overnight delivery service or facsimile transmitter (with confirmed receipt), or five (5) days after being mailed, if mailed, by first class, registered or certified mail, postage prepaid, to the address or telecopy number set forth below:

Party	Address
Lender	Duke Energy Field Services, LLC
370 17th Street, Suite 2500
Denver, CO 80202
Attention: Irene Lofland
Telephone: (303) 605-1822
Fax: (720) 359-3555

Borrower	Duke Capital LLC.
422 South Church St.
Charlotte, N 28202-1904
Attention: John Heffernan
Telephone: (704) 382-3239
Fax: (704) 382-7363

The Borrower or the Lender may, by notice given hereunder, designate any further or different addresses or telecopy numbers to which subsequent demands, notices, approvals, consents, requests or other communications shall be sent or persons to whose attention the same shall be directed.

Section 5.2 Controlling Law. This Agreement shall be interpreted in accordance with the internal laws (as opposed to conflicts of laws provisions) of New York.

Section 5.3 Assignment and Sale. The Borrower may not sell, assign or transfer this Agreement or the Revolving Credit Note or any portion hereof or thereof, including without limitation the Borrower’s rights, title, interests, remedies, powers, and duties hereunder or thereunder. Any such sale, assignment or transfer shall be null and void without the Lender’s consent, which consent shall be given in its sole discretion.

Section 5.4 Entire Agreement. THIS AGREEMENT AND THE DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED CONTEMPORANEOUSLY HEREWITH EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES HERETO AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, VERBAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF.

Section 5.5 Amendment. Any provision of this Agreement or the Revolving Credit Note may be amended if such amendment is in writing and is signed by the Borrower and the Lender.

Section 5.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which, together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

DUKE ENERGY FIELD SERVICES, LLC

By:

Name:

Title:

DUKE CAPITAL LLC

By:

Name:

Title: